                                   U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
<square>  Check this box if no longer
          subject to Section 16. Form 4
          or Form 5 obligations
          may continue.  SEE Instruction 1(b).

               Filed pursuant to Section 16(a) of the Securities Act of 1934,
                           Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person
                                                                                             to Issuer
SHOGEN,                                                     ALFACELL CORPORATION (ACEL)             (Check all applicable)
KUSLIMA
                                                                                                ___X____ Director______ 10% Owner
(Last)              (First)           (Middle) 3. IRS or Social     4. Statement for            ___X____ Officer     ______ Other
                                               Security Number of      Month/Year               (give title below)
C/O ALFACELL CORPORATION, 225 BELLEVILLE       Reporting Person                              (specify below)
AVENUE                                         (Voluntary)              SEPTEMBER 1996
                                                                                             CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                   (Street)                                         5. If Amendment,
                                                                       Date of Original
BLOOMFIELD, NEW  JERSEY                                             (Month/Year)
07003
(City)              (State)              (Zip)
                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans-  3. Trans- 4. Securities Acquired   5. Amount of   6. Owner-   7. Nature
   (Instr. 3)                                     action     action    (A) or Disposed of       Securities     ship        of In-
                                                  Date       Code      (D)                      Beneficially   Form:       direct
                                                  (Month/  (Instr.     (Instr. 3, 4 and 5)      Owned at       (D) or      Bene-
                                               Day/       8)                                    End of         Indirect    ficial
                                               Year)                                            Month          (I)         Owner-
                                                                                                (Instr. 3      (Instr.     ship
                                                                                             and 4)         4)             (Instr.
                                                                                                                        4)
                                                          Code   V   Amount  (A) or Price
                                                                               (D)

Common Stock                                    9/4/96    S         10,000     D     $4.63

Common Stock                                    9/5/96    S         7,000      D     $4.63

Common Stock                                    9/6/96    S         6,700      D     $4.63

Common Stock                                    9/10/96   S         27,000     D     $4.50

Common Stock                                    9/11/96   S         26,000     D     $4.50

Common Stock                                    9/12/96   S         4,750      D     $4.38

Common Stock                                    9/12/96   S         5,000      D     $4.00

Common Stock                                    9/13/96   S         10,900     D     $4.25

Common Stock                                    9/16/96   S         54,850     D     $4.25   1,059,000           D           -

Common Stock                                                                                 284,000             I       By Trust

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

   TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2.Conver3.Trans-4.Transac-5.Number of6.Date   7.Title and Amount of 8.Price9.Number10.        11.  Na-
Security                   sion   action tion  Deriv-       ExercisableUnderlying Securities   of    of       Owner-     ture
   (Instru. 3)             or     Date   Code  ative        and        (Instr. 3 and 4)        Deriv-Deriv-   ship        of In-
                           Exercise(Month/Day/(Instr.SecuritiesExpiration                      ative ative     Form       direct
                           Price  Year)8)      Ac-          Date                               Secur-Secur-    of De-     Bene-
                           of                  quired (A)   (Month/Day/                        ity   ities                ficial
                           Deriv-              or           Year)                              (Instr.Bene-   rivative    Own-
                           ative               Disposed                                        5)    ficially  Secu-        ership
                         Security              of (D)                                                Owned     ity:    (Instr. 4)
                                               (Instr. 3,                                            at End    (D) or
                                             4, and 5)                                               of        Indi-
                                                                                                     Month     rect
                                                                                                     (Instr.  (I)
                                                                                                     4)        (Instr.
                                                                                                            4)
                                       CodeV    (A) (D)   Date  Expira-     Title     Amount
                                                          Exer- tion                  or
                                                          cisableDate                 Number
                                                                                      of
                                                                                      Shares
Stock Option                                                                Common
(right to buy)         $3.87   9/4/96  x           10,000 9/16/92 9/16/96   Stock     10,000  $3.87

Stock Option                                                                Common
(right to buy)         $3.87   9/5/96  x            7,000 9/16/92 9/16/96   Stock      7,000  $3.87

Stock Option           $3.87   9/6/96  x            6,700 9/16/92 9/16/96   Common
(right to buy)                                                              Stock      6,700  $3.87


Stock Option                                                                Common
(right to buy)         $3.87   9/10/96 x           27,000 9/16/92 9/16/96   Stock     27,000  $3.87


Stock Option                                                                Common
(right to buy)         $3.87   9/11/96 x           26,000 9/16/92 9/16/96   Stock     26,000  $3.87

Stock Option           $3.87   9/12/96 x            9,750 9/16/92 9/16/96   Common
(right to buy)                                                              Stock      9,750  $3.87

Stock Option                                                                Common
(right to buy)                                     10,900 9/16/92 9/16/96   Stock
                       $3.87   9/13/96 x                                              10,900 $3.87

Stock Option                                                                Common
(right to buy)                                     54,850 9/16/92 9/16/96   Stock                           0       --          ---
                       $3.87  9/16/96  x                                              54,850 $3.87



                   /s/ Kevin T. Collins                   10/9/96
                   **Signature of Reporting Person           Date
                   Kevin T. Collins, as Attorney-in-fact
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.
                                                      SEC 1474 (8-92)